Exhibit 10.3

LONG-TERM INCENTIVE PLAN
Amended and Restated – May 2022

Prepared by: /s/ Tina Wallace 5/9/2022
Tina Wallace, VP Total Rewards and Strategic Performance     Date

Validation Date: 05/06/2022
Review Frequency: 3 years
Validated By: Stephen Gaby

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1.PURPOSE AND SCOPE

1.1    Establishment. The Tennessee Valley Authority (“TVA”) hereby amends and restates in its entirety its long-term incentive plan, which shall be known as the Long-Term Incentive Plan (“Plan”). This Plan supports TVA’s compensation philosophy, which is designed to attract, retain, and engage employees needed to accomplish TVA’s broad mission.

1.2    Purpose. The purpose of the Plan is to provide a targeted level of total long-term compensation that is comprised of both (1) a variable, at-risk performance-based component (the “Performance Component”) and (2) a retention component (the “Retention Component”). The Plan is designed to provide a competitive level of total compensation to eligible participants (each, a “Participant”).

Participants may be selected for enrollment in one or both components of the Plan. For a Participant who is enrolled in both components, the Performance Component will typically target a majority portion of the Participant’s total long-term compensation. The remaining portion will be provided under the Retention Component.

1.2.1    Performance Component. The Performance Component is designed to provide Participants with time-vested incentive opportunities based on successful achievement of established financial and/or operational goals measured over a three-year period. This component is intended to provide performance incentives to Participants similar to the performance incentive provided by long-term performance stock or performance cash awards in publicly traded companies.

1.2.2    Retention Component. The Retention Component is designed to provide Participants with time-based incentive opportunities designed to encourage them to remain with TVA. This component is intended to provide retention incentives to Participants similar to the retention incentive provided by restricted stock or restricted stock units in publicly traded companies.

2. DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1    “Beneficiary” means the Participant’s surviving spouse, unless the Participant designates one or more persons or entities to be the Participant’s Beneficiary. The Participant may make, change, or revoke a Beneficiary designation at any time before his or her death without the consent of the Participant’s spouse or anyone the Participant previously named as a Beneficiary, and the Participant may designate primary and secondary Beneficiaries. A Beneficiary designation must comply with procedures established by the Plan Administrator (as defined below) and must be received by the Plan Administrator before the Participant’s death. If the Participant dies without a valid Beneficiary designation (as determined by the Plan Administrator) and has no surviving spouse, the Beneficiary shall be the Participant’s estate.

2.2    “Disability” means that the Participant has any medically
determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position that can be expected to result in death or can be expected to last for a continuous period of not less than six months. Disability shall be determined by the Plan Administrator, in his or her sole discretion.

2.3    “Long-Term Performance Incentive Award” means the amount
earned under the Performance Component after determining achievement of the performance goals.

2.4    “Long-Term Performance Incentive Grant” means the amount
granted to a Participant under the Performance Component.

2.5    “Long-Term Performance Incentive Opportunity” means the award opportunity under the Performance Component expressed as a percentage of the Participant’s base salary.

2.6    “Long-Term Retention Incentive Grant” means the amount granted to a Participant under the Retention Component.

2.7    “Percent of Opportunity Achieved” means the percent of the Long Term Performance Incentive Opportunity achieved with respect to a Participant based on achieved level of performance compared to the established Performance Measures and Performance Goals over the Performance Cycle.

2.8    “Performance Cycle” means a period of three consecutive TVA fiscal years. A new Performance Cycle begins at the start of each TVA fiscal year (October 1). The following illustration shows how the three-year cycles overlap:

Plan Cycle	FY 1	FY 2	FY 3	FY 4	FY 5
Cycle 1
Cycle 2
Cycle 3

2.9    “Performance Goals” means the long-term strategic financial and/or operational goals established for each Performance Measure used to determine awards under the Performance Component.

2.10    “Performance Measures” means the specific metrics used to measure performance under the Performance Component.

2.11    “Retention Cycle” means a period of three consecutive TVA fiscal years. A new Retention Cycle begins at the start of each TVA fiscal year and typically includes three one-year vesting periods.

2.12    “Retirement” and like phrases mean an employee has met one of the following criteria: (i) the employee has reached the age of 55 with at least 10 years of full-time TVA service, (ii) the employee has reached the age of 60 with at least five years of full-time TVA service, or (iii) the employee is in the Civil Service Retirement System or Federal Employees Retirement System and is eligible for an immediate retirement benefit upon termination as outlined in the applicable plan.

2.13    “Section 409A” means Internal Revenue Code Section 409A and the regulations and other binding guidance thereunder.

2.14    “Separation from Service” and like phrases have the meaning set forth in 26 C.F.R. §1.409A-1(h) as such provision may be amended from time to time.

3. PARTICIPATION

The TVA Board of Directors (the “Board”) or its designee(s) (collectively, the “Authorized Parties”) shall approve individual employees as Participants. Each Participant approved for participation shall be enrolled in the Performance Component, the Retention Component, or both. Participation is generally limited to key positions that have the ability to significantly impact the long-term financial and/or operational objectives critical to TVA’s overall success (“Key Positions”).

Eligibility based on the Plan guidelines does not entitle an individual to receive an award under the Plan. An employee’s eligibility and participation in one year does not guarantee eligibility or participation for any subsequent year. No other long-term incentive may be provided that is inconsistent with the Plan.

3.1    Performance Component. Eligibility to participate in the Performance Component shall be limited to executives serving in positions within the Officer/Executive (O/E) pay band. Key Positions within M&S pay band may become eligible based on market prevalence.

3.2    Retention Component. Eligibility to participate in the Retention Component shall be limited to:
•Executives serving in positions within the O/E pay band; and
•Other key positions based on market prevalence

Participation in the Plan, as well as the terms of each award granted under the Plan, is at the discretion of the Authorized Parties based on, among other things, recruiting needs and review of benchmark data.

4.     PERFORMANCE MEASURES AND GOALS

The Board establishes both Performance Measures and Performance Goals. Performance measures focus primarily on the achievement of TVA’s long-term financial and/or operational goals, and performance goals are established for each performance measure. Performance measures and goals typically cover the three-year period of the Performance Cycle. Performance measures and goals will generally be set within the first 90 days of the Performance Cycle. It is the intention of TVA that changes to the performance measures and goals will not be made during or at the conclusion of the Performance Cycle; however, the Board or its designee retains the right to do so, if necessary, to ensure a fair and balanced outcome. Performance measures and goals, and the results of the performance measures and goals, are approved for each Performance Cycle by the Board or its designee.

5.     DETERMINATION OF GRANTS AND AWARDS

5.1    Grant Frequency.

5.1.1    Long-Term Performance Incentive Grants will typically be made annually as of the first day of each Performance Cycle. Long-Term Retention Incentive Grants will typically be granted annually as of the first day of each fiscal year. Grants must be formally approved by an Authorized Party prior to being communicated to Participants. Approval will generally be part of the compensation review. Formal communication of approved grants shall be provided to Participants as soon as practicable after approval.

5.1.2    If, after the first day of a Performance Cycle or Retention Cycle, an individual is hired and becomes eligible/approved to participate in the Performance Component or Retention Component or is promoted or transferred into a position that is covered by the Performance Component or Retention Component (or would provide for an increase in the grant amount), the employee may, unless the Plan Administrator determines otherwise, become a Participant with respect to each Performance Cycle and Retention Cycle then in effect, provided that such participation shall be on a pro-rated basis.

5.2    Calculation of Grants and Awards. Grants represent the right of a Participant to receive a cash award, subject to vesting, in the amount determined by an Authorized Party, as set forth below.

5.2.1    Performance Component. Long-Term Performance Incentive Grants are based on a Participant’s base salary and Long-Term Performance Incentive Opportunity on the grant date, and are calculated as follows:

Long-Term Performance Incentive Grant (Target Value)	=	Base Salary at Grant Date	x	Long-Term Performance Incentive Opportunity at Grant Date

Long-Term Performance Incentive Awards are based on achieved level of performance compared to the established performance measures and goals over the Performance Cycle and are calculated as follows:

Long-Term Performance Incentive Award	=	Long-Term Performance Incentive Grant (Target Value)	x	Percent of Opportunity Achieved (0% - 200%)

For each Participant, the maximum Long-Term Performance Incentive Award allowed under the Plan is 200% of the Long-Term Performance Incentive Opportunity unless a different maximum is approved by an Authorized Party. The Board may apply discretion to adjust the final Long-Term Performance Incentive Award, if necessary, to ensure a fair and balanced outcome not to exceed a total payout of 200% of the Long-Term Performance Incentive Opportunity.

5.2.2    Retention Component. Long-Term Retention Incentive Awards will be fixed on the date of grant.

5.3    Vesting. A Participant will vest in his or her award as set forth below.

5.3.1    Performance Component. Except as provided in Section 5.4, Participants will become fully vested in their Long-Term Performance Incentive Awards if they remain employed through the end of the Performance Cycle. Long-Term Performance Incentive Grants will be made as of October 1 or as soon as practicable following the date that an employee becomes eligible/approved during a fiscal year or is hired, promoted, or transferred into a position that is covered by the Performance Component and will vest three years later on September 30 unless a proration has occurred, provided that the Participant remains employed through that date. For example, a Long-Term Performance Incentive Grant made for the Performance Cycle beginning on October 1, 2022, to a Participant who was enrolled in the Plan on such date, will become fully vested on September 30, 2025.

5.3.2    Retention Component. The Retention Component shall have a vesting period covering three fiscal years. Long-Term Retention Incentive Awards will be granted on October 1 or as soon as practicable following the date that an employee becomes eligible/approved during a fiscal year or is hired, promoted, or transferred into a position that is covered by the Retention Component and will become 1/3 vested on each subsequent September 30 unless a proration has occurred, provided the Participant remains employed through that date. For example, a

Long-Term Retention Incentive Award of $75,000 granted on October 1, 2022, to a Participant who was enrolled in the Plan on such date, will vest as follows: $25,000 on September 30, 2023; $25,000 on September 30, 2024; and $25,000 on September 30, 2025.

5.4    Awards Payable for Termination Prior to Vesting. Except as otherwise determined by an Authorized Party or provided in the subsections below, if a Participant’s employment with TVA terminates for any reason, the unvested portion of any award shall be completely forfeited on the date of such termination of the Participant’s employment.

5.4.1    Death. If a Participant dies while employed, the Beneficiary shall be entitled to the sum of (1) any Long-Term Performance Incentive Awards that have already vested at the time of the Participant’s death and have not yet been paid to the Participant, (2) any Long-Term Performance Incentive Awards that have not vested at the time of the Participant’s death and that cover a Performance Cycle for which the Participant has received a Long-Term Performance Incentive Grant, provided that the amount of any such Long-Term Performance Incentive Award (a) will be calculated assuming that the Percent of Opportunity Achieved is 100 percent and (b) will be prorated based on the number of whole months the Participant was participating in the Plan during the applicable Performance Cycle, (3) any portion of a Long-Term Retention Incentive Award that has already vested at the time of the Participant’s death and has not yet been paid, and (4) a prorated portion of any Long-Term Retention Incentive Grant that has not vested at the time of the Participant’s Separation from Service provided that the Long-Term Retention Incentive Award for each vesting period within a Retention Cycle will be prorated based on the number of whole months the Participant was employed by TVA during the vesting period in which the Participant Separated from Service as compared to (a) 12 months for the vesting period that includes the day that the Participant Separated from Service, (b) 24 months for the vesting period that immediately follows the vesting period during which the Participant Separated from Service, and (c) 36 months for the second vesting period that follows the vesting period during which the Participant Separated from Service (such sum being hereinafter referred to as the “Beneficiary Award”). The Beneficiary Award shall be paid to the Beneficiary in accordance with Section 6.3.

5.4.2     Disability. If a Participant Separates from Service due to a Disability, the Participant shall be entitled to the sum of (1) any Long-Term Performance Incentive Awards that have already vested at the time the Participant Separates from Service due to a Disability and have not yet been paid to the Participant, (2) any Long-Term Performance Incentive Awards that have not vested at the time of the Participant’s Separation from Service due to a Disability and that cover a Performance Cycle for which the Participant has received a Long-Term Performance Incentive Grant, provided that the amount of any such Long-Term Performance Incentive Award (a) will be calculated assuming that the Percent of Opportunity Achieved is 100 percent and (b) will be prorated based on the number of whole months the Participant was employed by TVA during the applicable Performance Cycle, (3) any portion of a Long-Term Retention Incentive Award that has already vested at the time that the Participant Separates from Service due to a Disability and has not yet been paid, and (4) a prorated portion of any Long-Term Retention Incentive Grant that has not vested at the time of the Participant’s Separation from Service provided that the Long-Term Retention Incentive Award for each vesting period within a Retention Cycle will be prorated based on the number of whole months the Participant was employed by TVA during the vesting period in which the Participant Separated from Service as compared to (a) 12 months for the vesting period that includes the day that the Participant Separated from Service, (b) 24 months for the vesting period that immediately follows the vesting period during which the Participant Separated from Service, and (c) 36 months for the second vesting period that follows the vesting period during which the Participant Separated from Service (such sum being hereinafter referred to as the “Disability Award”). The Disability Award shall be paid to such Participant in accordance with Section 6.4 below.

5.4.3     Retirement. If a Participant Separates from Service after October 1, 2018, due to a Retirement, the Participant shall be entitled to the sum of (1) any Long-Term Performance Incentive Grant that has already vested at the time the Participant Separates from Service and has not yet been paid (the “Initial Performance Award”), (2) a prorated portion of any Long-Term Performance Incentive Grant that has not vested at the time of the Participant’s Separation from Service, provided that the amount of any such Long-Term Performance Incentive Award (i) is calculated using the actual Percent of Opportunity Achieved and (ii) is prorated based on the number of whole months the Participant is employed by TVA during the applicable Performance Cycle (such amount being hereafter referred to as the “Prorated Performance Award”), (3) any portion of a Long-Term Retention Incentive Grant that has already vested at the time the Participant Separates from Service and has not yet been paid (the “Initial Retention Award”), and (4) a prorated portion of any Long-Term Retention Incentive Grant that has not vested at the time of the Participant’s Separation from Service provided that the amount of any such Long-Term Retention Incentive Award for each vesting period within the Retention Cycle is prorated based on the number of whole months the Participant was employed by TVA during such vesting period (such amount being hereafter referred to as the “Prorated Retention Award”). The Initial Performance Award, the Prorated Performance Award, the Initial Retention Award, and the Prorated Retention Award will be paid to such Participant in accordance with Section 6.5 below.

6.    PAYMENT OF AWARDS

Each award shall be paid in cash after deducting the amount of applicable federal, state, and local withholding taxes of any kind required by law to be withheld by TVA or any amounts due to be paid to TVA. All awards will be approved by an Authorized Party prior to payment. The awards will be paid as follows:

6.1     Performance Component. Except in the case of death, Disability, or Retirement or in the case of deferral, Long-Term Performance Incentive Awards will be paid in a lump sum within two months of the end of each Performance Cycle.

6.2    Retention Component. Except in the case of death, Disability, or Retirement, Long-Term Retention Incentive Awards will be paid in a lump sum within two months of vesting. For example, a LongTerm Retention Incentive Award of $75,000 granted on October 1, 2022, will be paid as follows to the extent the Participant remains employed as of the applicable vesting date: $25,000 within two months after September 30, 2023; $25,000 within two months after September 30, 2024; and $25,000 within two months after September 30, 2025.

6.3    Death. The Beneficiary Award will be paid as soon as administratively practicable but in no event later than the last day of the second full calendar month following the Participant’s death.

6.4    Disability. The Disability Award will be paid as soon as administratively practicable but in no event later than the last day of the second full calendar month following the Participant’s Separation from Service due to Disability.

6.5    Retirement. The Initial Performance Award and the Prorated Performance Award will be paid in a lump sum within two months of the end of the applicable Performance Cycle; the Initial Retention Award will be paid in a lump sum within two months of vesting; and the Prorated Retention Award will be paid in a lump sum within two months of the end of the fiscal year during which the Participant Separates from Service due to Retirement.

7.    DEFERRAL ELECTION OPTION

Participants are not eligible to defer the payment of Long-Term Retention Incentive Awards. If permitted by the Plan Administrator, Participants may defer the payment of Long-Term Performance Incentive Awards in accordance with the rules set forth below.

7.1     Eligibility for Deferral for Existing Employees. Employees and Participants who are eligible to participate in the Performance Component before the performance measures and goals for a Performance Cycle have been established may defer Long-Term Performance Incentive Awards under the following conditions:

7.1.1    Subject to Section 7.2.1, the deferral election must be made before the first day of the Performance Cycle;

7.1.2    The deferral election is irrevocable as of the date set forth in Section 7.1.1 above;

7.1.3    The deferral must be made with respect to 1 percent increments of the actual Long-Term Performance Incentive Award;

7.1.4    Before the deferral election becomes irrevocable, the Participant must elect to have deferred amounts paid out in accordance with the options set forth in TVA’s Deferred Compensation Plan; and

7.1.5    The Participant performs services at TVA continuously from the date the performance measures and goals are established through the date the deferral election is made.

7.2    Eligibility for Deferral for New Hires. Participants who are hired by TVA after the performance measures and goals for a Performance Cycle have been established and who have not at any time previously been eligible to participate in the Plan or in any other plan required to be aggregated and treated with the Plan as a single plan under Section 409A may defer their Long-Term Performance Incentive Awards under the following conditions:

7.2.1    The deferral election must be made within 30 days after the date the Participant becomes eligible to participate in the Plan and will be effective with respect to participation in the Performance Component as of the next October 1;

7.2.2    The deferral election is irrevocable as of the date set forth in Section 7.2.1 above;

7.2.3    The deferral must be made with respect to 1 percent increments of the actual Long-Term Performance Incentive Award;

7.2.4    The deferral election applies only with respect to compensation paid for services to be performed after the election is made; and

7.2.5    Before the deferral election becomes irrevocable, the Participant must elect to have deferred amounts paid out in accordance with the options set forth in TVA’s Deferred Compensation Plan.

8.    PLAN ADMINISTRATION

8.1    Authority of Plan Administrator. The Plan shall be administered by the CEO or the designee of the CEO (the “Plan Administrator”) unless otherwise delegated by the Board. For the avoidance of doubt, CEO participation is approved and administered by the Board or its designee. Subject to the express provisions of the Plan, the Plan Administrator shall have the power, authority, and sole and exclusive discretion to construe, interpret, and administer the Plan, including without limitation the power and authority to make factual determinations relating to, and correct mistakes in, awards and to take such other action in the administration and operation of the Plan as the Plan Administrator deems appropriate under the circumstances, including but not limited to the following:

8.1.1    The Plan Administrator may, from time to time, prescribe forms and procedures for carrying out the purposes and provisions of the Plan;

8.1.2    The Plan Administrator shall have the authority to prescribe the terms of any communications made under the Plan and to interpret and construe the Plan, any rules and regulations under the Plan, and the terms and conditions of any award, and answer all questions arising under the Plan, including questions on the proper construction and interpretation of the Plan;

8.1.3    The Plan Administrator may (1) notify each Participant that he or she has been selected as a Participant and (2) obtain from each Participant such agreements and powers and designations of Beneficiaries as the Plan Administrator shall reasonably deem necessary for the administration of the Plan; and

8.1.4    To the extent permitted by law, the Plan Administrator may at any time delegate such powers and duties to one or more other executives or managers, whether ministerial or discretionary, as the Plan Administrator may deem appropriate, including but not limited to authorizing the Plan Administrator’s delegate to execute documents on the Plan Administrator’s behalf.

8.2    Determinations by Plan Administrator. All decisions, determinations, and interpretations by the Plan Administrator regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of or operation of any Plan award shall be final and binding on all Participants, Beneficiaries, heirs, assigns, or other persons holding or claiming rights under the Plan or any award.

9.    AMENDMENT OR TERMINATION OF THE PLAN

The Board may at any time amend or terminate the Plan without the consent of any Participant, Beneficiary, or other person; provided that, no amendment or termination of the Plan may adversely affect, other than as specified in the Plan, any right acquired by any Participant or any Beneficiary under an award vested before the effective date of such amendment or termination. Upon termination of the Plan, distribution of vested awards shall be made to Participants and Beneficiaries in the manner and at the time described in Sections 6 and 7, unless an Authorized Party determines in his or her sole discretion that all such amounts shall be distributed upon termination of the Plan, in accordance with Section 409A to the extent applicable. TVA and the Plan Administrator, after such amendment or termination, shall continue to have full administrative powers to take any and all action contemplated by the Plan which is necessary or desirable and to make payment of any outstanding awards earned by Participants in accordance with the terms of the Plan.

10.    GENERAL PROVISIONS

10.1    TVA Compensation Plan. Approvals regarding awards granted under the Plan for each Participant, and the amount of actual awards, will be made in accordance with the TVA Compensation Plan and the delegations thereunder.

10.2    Non-Transferability of Rights and Interests. Neither a Participant nor a Beneficiary may alienate, assign, transfer, or otherwise encumber his or her rights and interests under the Plan, nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person, and any attempt to do so shall be null and void.

10.3    Source of Payments. All awards shall be payable out of TVA’s general assets. Each Participant’s or Beneficiary’s claim, if any, for the payment of an award shall not be superior to that of any general and unsecured creditor of TVA. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between TVA and any Participant, Beneficiary, or other person. If an error or omission is discovered in any of the determinations, the Plan Administrator, in his or her sole discretion, shall cause an appropriate equitable adjustment to be made in order to remedy such error or omission.

10.4    Severability. In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

10.5    Limitation of Rights. Nothing in the Plan shall be construed to give any employee any right to be selected as a Participant or to receive an award or to be granted an award other than as is provided in this document. Nothing in the Plan or any grant or award issued pursuant to the Plan shall be construed to limit in any way the right of TVA to terminate a Participant’s employment at any time, without regard to the effect of such termination on any rights such Participant would otherwise have under the Plan, or give any right to a Participant to remain employed by TVA in any particular position or capacity or at any particular rate of remuneration. During the lifetime of the Participant, only the Participant (or the Participant’s legal representative) may exercise the rights and receive the benefits of any award.

10.6    Titles. The titles of the articles and sections herein are included for convenience of reference only and shall not be construed as part of the Plan or have any effect upon the meaning of the provisions hereof. Unless the context requires otherwise, the singular shall include the plural and the masculine shall include the feminine. Words such as “herein,” “hereafter,” “hereof,” and “hereunder” shall refer to this instrument as a whole and not merely to the subdivision in which such words appear.

10.7    Governing Law. TVA is a corporate agency and instrumentality of the United States, and the Plan shall be governed by and construed under federal law. In the event federal law does not provide a rule of decision for any matter or issue under the Plan, the law of the State of Tennessee shall apply, without taking into account conflict of law principles. By participating in the Plan, each Participant agrees that the jurisdiction for any action with respect to the Plan shall lie in the United States District Court for the Eastern District of Tennessee. Any such action must commence no later than the date an award is paid or was to be paid, as applicable.

10.8    Authorized Representatives. Whenever TVA under the terms of the Plan is permitted or required to do or to perform any act or matter or thing, it shall be done and performed by a duly authorized representative of TVA.

10.9    Compliance with Section 409A. At all times, to the extent Section 409A applies to amounts deferred under the Plan, (a) the Plan shall be operated in accordance with the requirements of Section 409A; (b) any action that may be taken (and, to the extent possible, any action actually taken) by an Authorized Party and the Participants or their Beneficiaries shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A; (c) any provision in the Plan that is determined to violate the requirements of Section 409A shall be void and without effect; and (d) any provision that is required by Section 409A to appear in the Plan that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth herein.

Except for the payment of the Prorated Performance Award and the Prorated Retention Award, the payment of awards under the Performance Component (to the extent no deferral election is made) and the Retention Component are intended to be interpreted, operated, and administered in a manner consistent with the short-term deferral exemption from Section 409A. TVA may at any time amend the Plan with respect to Section 409A but is not required to do so. No provision of the Plan is intended or shall be interpreted to create any right with respect to the tax treatment of the amounts paid hereunder, and TVA shall not, under any circumstances, have any liability to a Participant or Beneficiary for any taxes, penalties, or interest due on amounts paid or payable under the Plan, including taxes, penalties, or interest imposed under Section 409A.

10.10    Tax Withholding. TVA is authorized to withhold from any Award taxes due or potentially payable in connection with any transactions involving the Plan, and to take any other actions TVA may deem advisable to allow TVA to satisfy obligations for the payment of withholding taxes and other tax obligations related to any Award.

IN WITNESS WHEREOF, this instrument has been executed this 10th day of May, 2022.

Tennessee Valley Authority

By: /s/ Jeffrey J. Lyash
Jeffrey J. Lyash
President and Chief Executive Officer